News Release

transunion.com

E-mail        investor.relations@transunion.com
Telephone    312-985-2860

FOR IMMEDIATE RELEASE

TransUnion Declares First-Quarter 2018 Dividend of $0.075 per Share

Chicago, May 9, 2018 - TransUnion (NYSE: TRU) today announced that its Board of Directors declared a cash dividend of $0.075 per share for the first quarter 2018. The dividend will be payable on June 7, 2018 to shareholders of record at the close of business on May 23, 2018.

About TransUnion
TransUnion is a leading global risk and information solutions provider to businesses and consumers. The company provides consumer reports, risk scores, analytical services and decisioning capabilities to businesses. Businesses embed its solutions into their process workflows to acquire new customers, assess consumer ability to pay for services, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, verify consumer identities and investigate potential fraud. Consumers use its solutions to view their credit profiles and access analytical tools that help them understand and manage their personal information and take precautions against identity theft.  www.transunion.com